EXHIBIT 99.1
Emclaire Financial Corp Reports 42.5% Increase in Quarterly Earnings
EMLENTON, Pa., April 25, 2018 -- Emclaire Financial Corp (NASDAQ:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income of $1.4 million, or $0.60 per common share, for the three months ended March 31, 2018, an increase of $406,000, or 42.5%, from $956,000, or $0.44 per common share, reported for the same period in 2017.
The increase in net income for the three months ended March 31, 2018 compared to the same period in 2017 resulted from increases in net interest income and noninterest income, partially offset by increases in the provision for loan losses and noninterest expense. The Corporation realized an annualized return on average assets of 0.74% and an annualized return on average equity of 9.38% for the quarter ended March 31, 2018, compared to 0.56% and 7.12%, respectively, for the same period in 2017.
William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank, noted, “The Board of Directors, management and I are pleased to report strong earnings for the first quarter of 2018. We continue to experience sound loan and deposit growth while managing expenses and maintaining strong asset quality. We remain focused on sustaining a sound capital base while providing an attractive return to our shareholders and are well-positioned for future profitable growth.”
OPERATING RESULTS OVERVIEW
Net income increased $406,000, or 42.5%, to $1.4 million, or $0.60 per common share, for the three months ended March 31, 2018, compared to $956,000, or $0.44 per common share, for the same period in 2017. The increase resulted from increases in net interest income and noninterest income of $689,000 and $43,000, respectively, partially offset by increases in the provision for loan losses and noninterest expense of $218,000 and $115,000, respectively.
Net interest income increased $689,000, or 13.4%, to $5.8 million for the three months ended March 31, 2018 from $5.2 million for the same period in 2017. The increase in net interest income resulted from an increase in interest income of $822,000, or 13.3%, as the Corporation experienced a $50.0 million increase in the average balance of loans. Partially offsetting the increase in interest income, interest expense increased $133,000, or 13.1%, as the Corporation's average balance of interest-bearing deposits increased $67.0 million, partially offset by a $20.1 million decrease in the average balance of borrowed funds. The increases in the Corporation's loans and interest-bearing deposit balances resulted from strong production across the Bank's franchise and the third quarter 2017 acquisition of Northern Hancock Bank and Trust Co. (NHBT) which added approximately $18.5 million in loans and $19.7 million in deposits to the Bank.
Noninterest income increased $43,000, or 5.0%, to $899,000 for the three months ended March 31, 2018 from $856,000 for the same period in 2017. Fees and service charges increased $29,000 as overdraft charges for the three month ended March 31, 2018 outpaced the same period in the prior year and other income increased $29,000 due to increased interchange fee income.
The provision for loan losses increased $218,000, or 134.6%, to $380,000 for the three months ended March 31, 2018 from $162,000 for the same period in 2017 due to general increases in the Corporation's loan portfolio and higher than normal loan charge-offs experienced in the first quarter of 2018.
Noninterest expense increased $115,000, or 2.5%, to $4.7 million for the three months ended March 31, 2018 from $4.6 million for the same period in 2017.  The increase primarily related to increases in compensation and benefits expense and federal deposit insurance of $130,000 and $29,000, respectively. The increase in compensation and benefits expense related to costs associated with the operation of the new full-service banking office in Chester, West Virginia which was acquired from NHBT, increased health insurance costs and normal salary and benefit increases.
The provision for income taxes decreased $7,000, or 2.6%, to $266,000 for the three months ended March 31, 2018 from $273,000 million for the same period in 2017.  The Corporation estimates that tax savings realized as a result of the enactment of the Tax Cuts and Jobs Act of 2017 and the decrease in the corporate tax rate to 21% were approximately $175,000.
CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW
Total assets increased $5.7 million to $755.8 million at March 31, 2018 from $750.1 million at December 31, 2017.  Asset growth was driven by increases in net loans receivable and cash and equivalents of $6.7 million and $2.8 million, respectively, partially offset by a decrease in investment securities of $4.3 million. Liabilities increased $5.9 million to $696.9 million at March 31, 2018 from $691.0 million at December 31, 2017 due to an increase in customer deposits of $12.1 million, partially offset by a $5.7 million reduction in borrowed funds.
Total nonperforming assets decreased to $4.0 million, or 0.53% of total assets at March 31, 2018, compared to $4.2 million, or 0.56% of total assets at December 31, 2017.

Stockholders’ equity decreased $214,000 to $58.9 million at March 31, 2018 from $59.1 million at December 31, 2017 primarily due to a $1.2 million decrease in accumulated other comprehensive income, partially offset by a $912,000 increase in retained earnings as a result of $1.4 million of net income, partially offset by $635,000 of common dividends paid. The Corporation remains well capitalized and is positioned for continued growth with total stockholders’ equity at 7.8% of total assets.  Tangible book value per common share was $21.21 at March 31, 2018, compared to $21.28 at December 31, 2017.
Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating 17 full service banking offices in Venango, Allegheny, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania and Hancock County, West Virginia.  The Corporation’s common stock is quoted on and traded through the NASDAQ Capital Market under the symbol “EMCF”.  For more information, visit the Corporation’s website at “www.emclairefinancial.com”.
This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as “believe”, “expect”, “anticipate”, “estimate”, “should”, “may”, “can”, “will”, “outlook”, “project”, “appears” or similar expressions.  Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission.  The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

INVESTOR RELATIONS CONTACT:
William C. Marsh
Chairman, President and
Chief Executive Officer
Phone: (844) 800-2193
Email:  investor.relations@farmersnb.com

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period
	ended March 31,
	2018	2017
Interest income	$6,994	$6,172
Interest expense	1,149	1,016
Net interest income	5,845	5,156
Provision for loan losses	380	162
Noninterest income	899	856
Noninterest expense	4,736	4,621
Income before provision for income taxes	1,628	1,229
Provision for income taxes	266	273
Net income	$1,362	$956

Basic earnings per common share	$0.60	$0.44
Diluted earnings per common share	$0.60	$0.44
Dividends per common share	$0.28	$0.27
Return on average assets (1)	0.74%	0.56%
Return on average equity (1)	9.38%	7.12%
Yield on average interest-earning assets	4.08%	3.94%
Cost of average interest-bearing liabilities	0.84%	0.81%
Cost of funds	0.69%	0.65%
Net interest margin	3.41%	3.31%
Efficiency ratio	68.32%	74.21%
____________________
(1) Returns are annualized for the three month periods ended March 31, 2018 and 2017.

CONSOLIDATED BALANCE SHEET DATA:	As of	As of
	3/31/2018	12/31/2017
Total assets	$755,808	$750,084
Cash and equivalents	17,177	14,374
Securities	96,875	101,167
Loans, net	584,481	577,738
Deposits	666,735	654,643
Borrowed funds	20,300	26,000
Stockholders' equity	58,877	59,091
Book value per common share	$25.92	$26.02
Tangible book value per common share	$21.21	$21.28
Net loans to deposits	87.66%	88.18%
Allowance for loan losses to total loans	1.01%	1.05%
Nonperforming assets to total assets	0.53%	0.56%
Stockholders' equity to total assets	7.79%	7.88%
Shares of common stock outstanding	2,271,139	2,271,139